EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT dated as of December 11, 2009 (as the same may be amended, restated, supplemented or otherwise modified from time to time hereafter, this “Agreement”), is entered into by and between Columbia Laboratories, Inc., a Delaware corporation having its corporate offices at 354 Eisenhower Parkway, Livingston, New Jersey 07039 (the “Company”), and Frank C. Condella, Jr. (“Executive”).

WITNESSETH:

WHEREAS, Executive was elected Interim Chief Executive Officer of the Company on December 11, 2009, to be effective as of December 15, 2009; and

WHEREAS, the Company wishes to employ Executive on the terms and conditions set forth in this Agreement; and

WHEREAS, the Company and Executive desire to enter into this Agreement so the rights, duties, benefits, and obligations of each regarding Executive’s employment for and by the Company will be fully set forth under the terms and conditions stated within this Agreement;

NOW THEREFORE, in consideration of the mutual promises and undertakings hereunder, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. At-will.  Executive’s employment is “at will”.  Either the Executive or the Company may terminate the Executive’s employment with the Company at any time, upon two weeks’ notice, and for any or no reason.  Nothing in this Agreement or in any other statement shall be interpreted to be in conflict with or to eliminate or modify in any way the employment-at-will status of the Executive.

2. Title; Duties.
(a) Executive shall be the Interim Chief Executive Officer of the Company.  Executive will perform duties customarily associated with such position, including, but not limited to, duties relating to the overall management of the development, testing, registration, manufacturing, licensing, marketing and selling of pharmaceutical products for the Company and its affiliates, and such other duties commensurate with the job description as may be assigned to him from time to time by the Board of Directors of the Company (the “Board”) or its designee.  Executive shall have an office at the Company’s headquarters located in Livingston, New Jersey, but he may also conduct the Company’s business from his offices in Massachusetts.  Executive will not be required to relocate to the Livingston, New Jersey area.  Executive will report to the Company’s Board in accordance with applicable law, the Company’s by-laws, and otherwise as reasonably necessary to keep the Board apprised of material business issues.

(b) Except as provided in the following sentence, Executive agrees to devote his entire business time and attention to the performance of his duties under this Agreement.  The Company acknowledges that Executive currently serves as a director of SkyePharma PLC and will serve as Chairman from 1 January 2010 and also serves as a director of Fulcrum Pharma plc.  Executive may spend such time as is reasonably necessary to continue to perform his duties in such capacities.  He shall perform his duties to the best of his ability and shall use his best efforts to further the interests of the Company.  Executive shall perform his duties and will be required to travel as reasonably necessary to perform the services required of him under this Agreement.  Executive represents and warrants to the Company that he is able to enter into this Agreement and that his ability to enter into this Agreement and to fully perform his duties hereunder are not limited to or restricted by any agreements or understandings between Executive and any other person.  For the purposes of this Agreement, the term “person” means any natural person, corporation, partnership, limited liability partnership, limited liability company, or any other entity of any nature.  Neither the Company nor Executive is currently aware of any conflict that might exist as a result of Executive’s involvement with SkyePharma PLC and Fulcrum Pharma plc.

(c) Executive will observe the reasonable rules, regulations, policies and/or procedures which the Company may now or hereafter establish governing the conduct of its business, except to the extent that any such rules, regulations, policies and/or procedures may be inconsistent with the terms of this Agreement, in which case the terms of this Agreement shall control.  The Company acknowledges and agrees that notwithstanding any provisions of this Agreement (including, but not limited to, the provisions of Exhibit A) or any provision of any statute, rule, regulation, policy and/or procedures, Executive shall not be under any obligation to and shall not (i) use in the performance of his duties hereunder; nor (ii) disclose to Company, any confidential or proprietary information he has acquired or acquires as a result of his position as a director and/or chairman of Skyepharma PLC or as a director of Fulcrum Pharma plc, whether or not such information may be of relevance or value to the Company and Executive shall have no liability of any nature for failing to do so.

3. Employment Contract.  The Company and Executive acknowledge that the terms of his employment are set forth in this Agreement.  If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided in this Agreement.

4. Compensation.
(a) Subject to tax withholdings and other legally required deductions, effective December 15, 2009 the Company will pay Executive an annual base compensation of $375,000 per year to be paid in accordance with the Company’s normal payroll practices during the term of this Agreement (“Base Salary”).

(b) Upon execution hereof, the Company is issuing Executive options to purchase 100,000 shares of Common Stock with an exercise price equal to the fair market value of the Company’s common stock on the date of grant.  The date of grant shall be the date on which this Employment Agreement is fully executed by the Company and the Executive.  Subject to the following sentence, such options shall vest on the first anniversary of this Agreement; provided, however, that if a significant corporate transaction is consummated prior to the first anniversary of this Agreement, 50% of such options shall vest on the date such significant corporate transaction is consummated.  In either case, such options shall only vest if, at the time they would otherwise vest, Executive is then performing services for the Company as Executive or as an employee, director or paid consultant.  The determination of whether a significant corporate transaction has been consummated shall be made by the Board in a timely fashion, and upon a written request by the Executive to the Company’s Chairman of the Board of Directors.

(c) Except as provided in (a) and (b) above, or unless otherwise determined by the Board, Executive shall not be entitled to participate in any equity incentive or bonus plans of the Company.

5. Benefits.

(a) Executive and his dependents shall be eligible, at the Executive’s option, to participate in all employee benefits plans, policies and programs that are available to executive level employees of the Company other than group medical, dental and vision plans.

(b) Executive shall be entitled to accrue paid time off (“PTO”) during the term of this Agreement in accordance with the Company’s standard policy and in an amount commensurate with other executive level employees of the Company.

(c) Executive shall be entitled to a non-accountable payment of $2,000 per month in lieu of his receiving group medical, dental and vision benefits which are available to other executive employees.  In addition, Executive shall be entitled to reimbursement for reasonable business expenses for travel and entertainment incurred on behalf of the Company and other business-related expenses, if approved by the Chairman of the Board, in each case, upon submission of itemized receipts for such expenses.

6. Termination Upon Death.  Executive’s employment shall terminate immediately upon his death.

7. Compensation Upon Termination.

(a) If Executive’s employment is terminated by Death, Executive shall be entitled to receive:

(i)	the Base Salary through the date of termination; and

(ii)	the pro-rated portion of the $2,000 monthly expense allowance through the date of termination.

8. Confidentiality.  Executive is entering into the Employee Proprietary Information Agreement between the Company and Executive as attached hereto as Exhibit A and incorporated by reference as if fully set forth herein.

9. Cooperation.  Executive agrees to cooperate on a reasonable basis in the truthful and honest prosecution and/or defense of any claim in which the Company, its affiliates, and/or its subsidiaries may have an interest (subject to reasonable limitations concerning time and place), which may include without limitation making himself available on a mutually agreed, reasonable basis to participate in any proceeding involving the Company, its affiliates, and/or its subsidiaries, allowing himself to be interviewed by representatives of the Company, its affiliates, and/or its subsidiaries without asserting or claiming any privilege against the Company, its affiliates, and/or its subsidiaries, appearing for depositions and testimony without requiring a subpoena and without asserting or claiming any privilege against the Company, its affiliates, and/or its subsidiaries, and producing and/or providing any documents or names of other persons with relevant information without asserting or claiming any privilege against the Company, its affiliates, and/or its subsidiaries; provided that, if such services are required after termination of this Agreement, the Company, its affiliates, and/or its subsidiaries shall provide Executive with reasonable compensation for the time actually expended in such endeavors and shall pay his reasonable expenses incurred at the prior and specific request of the Company, its affiliates, and/or its subsidiaries.

10. Remedies.  Executive acknowledges and agrees that the Company’s remedy at law for a breach or threatened breach of the provisions of this Agreement would be inadequate and, in recognition of this fact, in the event of a breach or threatened breach by Executive of any provision of this Agreement, it is agreed that, in addition to any available remedy at law, the Company shall be entitled to, without posting any bond, specific performance, temporary restraining order, temporary or permanent injunction, or any other equitable relief or remedy which may then be available; provided, however, nothing herein shall be deemed to relieve the Company of its burden to prove grounds warranting such relief nor preclude Executive from contesting such grounds or facts in support thereof.  Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach thereof.

11. Applicable Laws and Consent to Jurisdiction

.  The validity, construction, interpretation, and enforceability of this Agreement shall be determined and governed by the laws of the State of New Jersey without giving effect to the principles of conflicts of law.  For the purpose of litigating any dispute that arises under this Agreement, the parties hereby consent to exclusive jurisdiction of, and agree that such litigation shall be conducted in, any state or federal court located in the State of New Jersey.

12. Severability.  The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.  The parties agree that the covenants set forth herein are reasonable.  Without limiting the foregoing, it is the intent of the parties that the covenants set forth herein be enforced to the maximum degree permitted by applicable law.  As such, the parties ask that if any court of competent jurisdiction were to consider any provisions of this Agreement to be overly broad based on the circumstances at the time enforcement is requested, that such court “blue pencil” the provision and enforce the provision to the full extent that such court deems it to be reasonable in scope.

13. Miscellaneous; Waiver.

(a) Executive further agrees that this Agreement, together with Exhibit A, the Indemnification Agreement dated as of March 10, 2009 between the Company and Executive, and the Agreement dated as of July 18, 2009 between the Company and Executive relating to consulting services (“July 18 Agreement”), as amended by the First Amendment to the July 18 Agreement dated as of September 9, 2009, each of which is incorporated by reference as if fully set forth herein, set forth the entire employment agreement between the Company and Executive, supersede any and all prior agreements between the Company and Executive, and shall not be amended or added to except in writing signed by the Company and Executive.  Executive understands that he may not assign his duties and obligations under this Agreement to any other party and that the Company may, at any time and without further action by or the consent of Executive, assign this Agreement to any of its affiliated companies.

(b) The Company and Executive agree that the July 18 Agreement, as amended by the First Amendment, terminated as of the close of business on October 31, 2009 and has not been extended.   The Company and Executive agree that the grant of 12,000 shares of restricted Common Stock of the Company, which was Executive’s compensation under the July 18 Agreement for the month of October 2009, shall vest on December 31, 2009 in accordance with the July 18 Agreement, as amended by the First Amendment.

14. Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.

15. Successors and Assigns.  This Agreement shall be binding on the successors and heirs of Executive and shall inure to the benefit of the successors and assigns of the Company.

16. Notices.  Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by registered or certified mail, postage prepaid, with return receipt requested, addressed:  (a) in the case of the Company, to Columbia Laboratories, Inc., 354 Eisenhower Parkway, Livingston, New Jersey 07039, attn.:  General Counsel, and (b) in the case of Executive, to Executive’s last known address as reflected in the Company’s records, or to such other address as Executive shall designate by written notice to the Company.  Any notice given hereunder shall be deemed given at the time of receipt thereof by the person to whom such notice is given.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth below.

EXECUTIVE /S/ Frank C. Condella, Jr. Frank C. Condella, Jr. Date: December 11, 2009	COLUMBIA LABORATORIES, INC. By: /S/ Stephen G. Kasnet Name: Stephen G. Kasnet Title: Chairman Date: December 11, 2009

Exhibit A

EMPLOYEE PROPRIETARY INFORMATION AGREEMENT

This Employee Proprietary Information Agreement (the “Agreement”) is made as of December 11, 2009, between Frank C. Condella, Jr. (referred to below as “I”, “My”, “Myself”, or “Me”) and Columbia Laboratories, Inc., having an office at 354 Eisenhower Parkway, Livingston, NJ 07039 (referred to below together with its subsidiaries and affiliates as the “Company”).

RECITALS

A.           The Company is engaged in a continuous program of research, development, production, distribution, and marketing with respect to its present and future business; and

B.           I understand that My employment with the Company creates a relationship of confidence and trust between the Company and Me with respect to any information:  (a) applicable to the business of the Company, or (b) applicable to the business of any client or customer of the Company, that may be made known to Me by the Company, any client or customer of the Company, or learned by Me during the period of My employment.  I understand that this information constitutes a very valuable asset of the Company.

NOW, THEREFORE, in consideration of My employment by the Company and the salary and other employee benefits I will receive from the Company for My service, I hereby agree as follows:

1.           Proprietary Information.  The Company possesses and will come to possess information that has been created, discovered or developed, or has otherwise become known to the Company (including without limitation, information created, discovered, developed or made known by or to Me arising out of My employment by the Company), and/or in which property rights have been assigned or otherwise conveyed to the Company, which information has commercial value in the business in which the Company is engaged.  All of the aforementioned information is hereinafter called “Proprietary Information.”  Any information disclosed to Me by the Company, or to which I have access (whether I or others originated it) during the time I am employed by the Company and solely by virtue of my employment with the Company, that the Company or I reasonably consider Proprietary Information or that the Company treats as Proprietary Information, will be presumed to be Proprietary Information.

By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, formulae, data and know-how, improvements, inventions, techniques, marketing plans, strategies, forecasts, customer lists, and finance and business systems, except that Proprietary Information does not include any inventions or patents that I created, discovered, owned or developed either (a) prior to my employment with the Company or after my Company employment ends, or (b) independently from my employment with the Company, regardless of when I create, discover, own or develop the invention or patent.

(a)           Company as Sole Owner.  I agree and acknowledge that all Proprietary Information shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents and trade secrets and any other rights in connection therewith.

(b)           Assignment of Rights; Obligation of Confidentiality.  I hereby assign to the Company any rights I may have or acquire in all Proprietary Information.  At all times during My employment by the Company and at all times after termination of such employment, I will keep in confidence and trust all Proprietary Information and, except as I may be authorized to make disclosure in the ordinary course of performing My duties as an employee of the Company, I will not disclose, sell, use, lecture upon or publish any Proprietary Information or anything relating to it without the prior written consent of the Company.

2.           No Competition.  I agree that during the period of My employment by the Company I will not, without the Company’s prior written consent, engage in any employment or other activity for any person, company or entity engaged in any business that is competitive with the Company’s business other than such services I might perform; provided that My service as a director of SkyePharma PLC and as a director of Fulcrum Pharma plc shall not be deemed to violate this Section 2.

3.           Other Proprietary Rights.  All documents, data, records, apparatus, equipment, chemicals, molecules, organisms, and other physical property, whether or not pertaining to Proprietary Information, furnished to Me by the Company or produced by Me or others in connection with My employment shall be and remain the sole property of the Company and shall be returned promptly to the Company as and when requested by the Company.  Should the Company not so request, I shall return and deliver all such property upon termination of My employment by Me or the Company for any reason and I will not take with Me any such property or any reproduction of such property upon such termination.

4.           No Breach of Confidentiality.  I represent that My performance of all terms of this Agreement and that My employment by the Company does not and will not breach any obligation of confidentiality that I have to others, which existed prior to My employment by the Company.  I have not brought or used, and will not bring with Me to the Company or use any equipment, supplies, facility or trade secret information of any former employer or any other person, which information is not generally available to the public, unless I have obtained written authorization for their possession and use, and promptly provided such written authorization to the Company.  I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement.

5.           Injunctive Relief.  I acknowledge and agree that the Company’s remedy at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and, in recognition of that fact, in the event of any such breach or threatened breach, I agree that, in addition to its remedy at law, the Company shall be entitled to equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy that may then be available.  Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach.

6.           Not Debarred.  I warrant and represent that I have never been, and am not currently an individual who has been, debarred by the United States Food and Drug Administration (“FDA”) pursuant to 21 U.S.C. §336a (a) or (b) (“Debarred Individual”) from providing services in any capacity to a person that has an approved or pending drug product application.  I further warrant and represent that I have no knowledge of any FDA investigations of, or debarment proceedings against, Me or any person or entity with which I am, or have been, associated, and I will immediately notify the Company if I become aware of any such investigations or proceedings during the term of My employment with the Company.

7.           Miscellaneous Provisions.

(a)           Employment.  Nothing in this Agreement shall alter My at will employee status or be construed to create a specific term of employment or a promise of continued employment.  Either I or the Company may terminate the employment relationship for any reason at any time, with or without notice.

(b)           Enforceability.  If one or more of the provisions contained in this Agreement shall, for any reason, be held to be excessively broad as to scope, activity, subject or otherwise, so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with then applicable law.  If any provision of this Agreement shall be declared invalid, illegal or unenforceable, such provision shall be severed and all remaining provisions shall continue in full force and effect.

(c)           Assignment.  This Agreement is not assignable by Me without the written consent of the Company, which consent may be withheld for any reason or no reason.  In light of the very personal and critical nature of this Agreement, I recognize that it is unlikely such consent would ever be granted.

(d)           Entire Agreement.  This Agreement contains the entire agreement between Me and the Company with respect to the subject matter of this Agreement and supersedes all prior or contemporaneous oral or written agreements, statements, representations, or understandings between Me and the Company, or any employee of the Company.  This Agreement may be amended only by a written instrument signed by Me and the Company.

(e)           Effective Date.  This Agreement shall be effective as of the first day of My employment by the Company, as affirmed or reaffirmed by my signature below.

(f)           Binding Effect.  This Agreement shall be binding upon Me, My heirs, executors, assigns and administrators and shall inure to the benefit of the Company, its successors and assigns.

(g)           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without regard to its rules on conflicts of law.

COLUMBIA LABORATORIES, INC.                                                                                     EMPLOYEE

By:__/S/ Stephen G. Kasnet                                                                                                S/ Frank C. Condella, Jr.
Name: Stephen G. Kasnet                                                                                                    Frank C. Condella, Jr.
Title: Chairman